Janet Nittmann
jnittmann@doversaddlery.com
Tel 978 952 8062 x218

Dover Saddlery Announces Preliminary, Unaudited Revenues for 2011

LITTLETON, MA –– February 22, 2012, Dover Saddlery, Inc. (NASDAQ: DOVR), the leading multi-channel retailer of equestrian products, announced today preliminary, unaudited revenue results for the full year ended December 31, 2011. The Company will release full financial results on or about March 27, 2012.

For the fiscal year ended December 31, 2011, total unaudited revenues increased 3.5% to approximately $80.9 million from $78.2 million achieved in the year ended December 31, 2010. Retail sales in 2011 increased 17.3% to approximately $30.5 million from $26.0 million achieved in the prior year.

“We opened two new stores in 2011 in Parker, Colorado and Libertyville, Illinois, and both of these stores are performing extremely well,” said Stephen Day, president and CEO of Dover Saddlery. “I am very pleased to report that same-store sales were up 11.0% for 2011, showing how much our customers appreciate our legendary customer service and broad selection of high quality merchandise.”

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multi-channel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and, through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.